Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 9, 2022

Registration Statement No. 333-261801-03

ABS: $1.35+B GMALT 2022-3 (Prime Auto Lease) – PRICING DETAILS

Joint-Bookrunners: Wells Fargo (struc), Barclays, BofA, BMO, and CIBC

Co-Managers: BNP Paribas, Santander, Scotiabank, TD Securities

Selling Group: Drexel Hamilton

CLS	TOTAL(MM)	WAL	S&P/Fitch*	BENCH	SPD	YLD%	CPN%	$PRICE
==================================================================================================================
A-1	203.830	0.28	A-1+/F1+	I-Cur	+43	3.072	3.072	100.00000
A-2A	366.940	1.04	AAA/AAA	I-Cur	+77	4.051	4.010	99.99258
A-2B	100.000	1.04	AAA/AAA	SOFR30A	+71			100.00000
A-3	466.940	1.81	AAA/AAA	I-Cur	+77	4.049	4.010	99.99077
A-4	85.900	2.24	AAA/AAA	I-Cur	+89	4.152	4.110	99.98598
B	65.630	2.39	AA/AA	I-Cur	+170	4.953	4.900	99.99393
C	61.100	2.54	A/A	I-Cur	+195	5.193	5.130	99.98164
D	37.720	**RETAINED**
==================================================================================================================

*	Minimum expected ratings

-TRANSACTION DETAILS-

Offered Size:	$1.35+B
Registration:	SEC Registered
ERISA Eligible:	Yes
Expected Settlement:	8/17/2022
First Payment:	9/20/2022
Expected Ratings:	S&P/Fitch
Bloomberg Ticker:	GMALT 2022-3
Risk Retention:	US
B&D:	Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus, FWP, CDI: Attached

Intex: Dealname: wsgmalt202203 | Password: 4BVA

DealRoadshow: https://dealroadshow.com

Password (Case Sensitive): GMALT 20223

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Wells Fargo Securities, LLC by calling 1-800-326-5897.